                                                                                                                            Exhibit 14.0

FLORIDA GAMING CORPORATION
CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

This Code of Ethics for Financial Professionals applies to the principal executive officer and principal financial officer of Florida Gaming Corporation and its subsidiaries and all other professionals serving in a finance, accounting, treasury, tax or investor relations role. Florida Gaming Corporation expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the following Code of Ethics and any other policies and procedures adopted by Florida Gaming Corporation that govern the conduct of its employees.

All Financial Professionals shall:

Engage in and promote honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships.

Avoid conflicts of interest and disclose to the Board of Directors any material transaction or relationship that reasonable could be expected to rise to such a conflict.

Take all reasonable measures to protect the confidentiality of non-public information about Florida Gaming Corporation obtained or created in connection with your activities and prevent the unauthorized disclosure of such information except as required by applicable law of regulation or legal or regulatory due process.

Produce full, fair, accurate, timely, and understandable disclosure in reports or documents that Florida Gaming Corporation files or submits to the Securities and Exchange Commission and other regulators and in other public communications made by Florida Gaming Corporation or its subsidiaries.

Comply with all applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations or which Florida Gaming Corporation or is subsidiaries is a member.

Promptly report any violation of this Code of Ethics to Florida Gaming Corporation’s Board of Directors.